Exhibit 10.42
Execution Copy
CONSULTING AGREEMENT
      This CONSULTING AGREEMENT (this “Agreement”) is entered into as of December 3, 2010, by and among Razor Merger Sub Inc., a Delaware corporation (the “Company”), Michael McLain (“McLain”), James Floyd (“Floyd”), Rahul Kapur (“Kapur”), Gary Warren (“Warren”) and John Magliana (“Magliana”, together with McLain, Floyd, Kapur and Warren, the “Consultants”).
RECITALS
     WHEREAS, the Consultants have been working with the Company on the due diligence related to a potential investment in Thermadyne Holdings Corporation (“Thermadyne”);
     WHEREAS, Company is expected to consummate the acquisition of Thermadyne pursuant to the Agreement and Plan of Merger, dated as of October 5, 2010 (as it may be amended, supplemented or restated from time to time, the “Merger Agreement”), by and among Razor Holdco Inc., the Company and Thermadyne, under which the Company will merge with and into Thermadyne, with Thermadyne continuing as the surviving corporation, and immediately after the Effective Time (as such term is defined in the Merger Agreement, the “Closing”), the rights and obligations of the Company pursuant to this Agreement will become the rights and obligations of Thermadyne; and
     WHEREAS, the Consultants will work with the Company after the Closing of the acquisition of Thermadyne to create and maximize the equity value of Thermadyne and its affiliates by providing strategic advisory assistance to Thermadyne.
     NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, and for other good and valuable consideration, the Company and Consultant hereby agree as follows:
TERMS AND CONDITIONS
SECTION 1
DUTIES
     1.1 Engagement. The Company engages Consultants, and Consultants accept such engagement by the Company, to provide consulting services upon the terms and conditions contained in this Agreement.
     1.2 Duties. Consultants shall provide strategic advisory assistance to the Company and Thermadyne and its affiliates, including, without limitation:
(a)	Developing a detailed multi-year growth-oriented business plan for Thermadyne and its subsidiaries (the “Full Potential Plan”);

(b)	Developing, overseeing and managing the implementation of selected strategic initiatives of Thermadyne and its subsidiaries including, without limitation, as set forth in the Full Potential Plan;

(c)	Mentoring members of senior management of Thermadyne and its subsidiaries including, without limitation, assisting with execution of major initiatives;

(d)	Assisting Thermadyne and its subsidiaries in the development and modification of organizational and reporting structures;

(e)	Identifying management needs of Thermadyne and its subsidiaries and assisting Thermadyne and its subsidiaries in recruiting senior personnel to fill such roles; and

(f)	Temporarily filling executive leadership roles of Thermadyne and its subsidiaries to the extent requested.
After the completion of the Full Potential Plan, it is estimated that each Consultant will devote 3 days per week to providing the services described in this Section 1.2.
SECTION 2
COMPENSATION
     2.1 Compensation. As compensation for the services to be rendered under this Agreement, Consultants shall be entitled to receive the following from the Company: (a) if the acquisition of Thermadyne is consummated as contemplated by the Merger Agreement, (i) within 15 days of Closing, an amount to each Consultant as determined by McLain; provided, however, that the aggregate payments pursuant to this clause (i) shall equal $250,000, (ii) within 15 days of the Company’s acknowledgment that the development of the Full Potential Plan has been completed (“Plan Completion”), an amount to each Consultant as determined by McLain; provided, however, that the aggregate payments pursuant to this clause (ii) shall equal $250,000 and (iii) after the Plan Completion, an amount per month for a maximum of four months to each Consultant as designated by McLain; provided, however, that the aggregate payments pursuant to this clause (iii) shall equal $240,000 and (b) if the acquisition of Thermadyne is not consummated as contemplated by the Merger Agreement, each of McLain, Floyd, Kapur and Warren will be entitled to a per diem work fee from October 5, 2010 through the date of the termination of the Merger Agreement at a rate of $1,500 per full day (or pro rata amount for any partial day) actually worked by such Consultant.
     2.2 Reimbursement of Expenses. The Company shall reimburse Consultants for reasonable and necessary expenditures made in furtherance of Consultants’ duties hereunder in accordance with the Company’s expense reimbursement policy. Consultants shall document and substantiate all such expenditures, including an itemized list of all expenses incurred, the business purposes for which such expenses were incurred, and all receipts related thereto, in accordance with such policy.

     2.3 No Additional Compensation. Except as provided in (i) the Employment Agreement, dated on or about the date hereof, between Merger Sub and McLain, (ii) the Non- Qualified Stock Option Award, dated on or about the date hereof, between the Company and McLain and (iii) the Amended and Restated Limited Liability Company Agreement of IPC/Razor LLC, dated on or about the date hereof, among Irving Place Capital Partners III, L.P., Irving Place Capital III Feeder Fund, L.P., Irving Place Capital Partners III Coinvestors, L.P. and the other parties thereto, the compensation set forth in Section 2.1 shall be the sole compensation payable to Consultant for performing the Services and no additional compensation or fee will be payable by the Company to Consultant by reason of any benefit gained by the Company directly or indirectly through Consultant’s performing the Services, nor shall the Company be liable in any way for any additional compensation or fee for performing the Services unless the Company shall have expressly agreed thereto in writing.
SECTION 3
TERM
This Agreement shall terminate four months after the completion of the Full Potential Plan, unless extended by mutual agreement of the Company and the Consultants in writing (the “Expiration”). The provisions of Sections 2 (to the extent compensation is earned or expenses are incurred prior to Expiration), 4 and 5 shall continue in effect beyond the Expiration.
SECTION 4
CERTAIN AGREEMENTS
     4.1 Confidentiality. Each Consultant acknowledges that the Company and its affiliates own and shall own and have developed and shall develop proprietary information concerning their businesses and their customers and clients (“Proprietary Information”). Such Proprietary Information includes, among other things, trade secrets, financial information, product plans, customer lists, marketing plans, systems, manuals, training materials, forecasts, inventions, improvements, ideas, know-how and other intellectual property; provided, however, that “Proprietary Information” does not include information which (a) becomes generally available to the public other than as a result of a disclosure by Consultants contrary to the terms of this Agreement, (b) was available on a non-confidential basis prior to its disclosure, or (c) becomes available on a non-confidential basis from a source other than Consultants, provided that such source is not contractually obligated to keep such information confidential. Each Consultant shall, at all times, both before and after the Expiration, keep all Proprietary Information in confidence and trust and shall not use or disclose any Proprietary Information without the written consent of the Company, except as necessary in the ordinary course of such Consultant’s duties.
     4.2 Non-Compete. Each Consultant agrees that, during the term of this Agreement and for a period of two (2) years following the termination or expiration of this Agreement, such Consultant shall not, either in his own behalf or as a partner, officer, director, employee, agent or shareholder (other than as the holder of less than 5% of the outstanding capital stock of any corporation with a class of equity security registered under Section 12(b) or Section 12(g) of the Securities Exchange Act of 1934, as amended), engage in, invest in or render services to any person or entity engaged in the business of designing, manufacturing, marketing, servicing, distributing or selling cutting and welding products (including equipment, accessories and consumables). Nothing contained in this Section 4.2 shall be construed as restricting any Consultant’s right to sell or otherwise dispose of any business or investments owned or operated by any Consultant as of the date hereof.
     4.3 Non-Solicitation. Each Consultants agrees that, during the term of this Agreement and for a period of two (2) years following the termination or expiration of this Agreement, he shall not, directly or indirectly, on behalf of any business engaged in a business competitive with Thermadyne or any subsidiary of Thermadyne (i) cause or attempt to cause any customer which was a customer of Thermadyne or of any subsidiary of Thermadyne at any time during the course of Consultants engagement under this Agreement or any active prospective customer of Thermadyne or any subsidiary of Thermadyne to divert, terminate, limit, modify or fail to enter into any existing or potential relationship with Thermadyne or any subsidiary of Thermadyne or (ii) solicit or induce, or in any manner attempt to solicit or induce, any person currently or, within the prior six months, employed by or any agent of, Thermadyne or any subsidiary of Thermadyne, to terminate his or her employment or agency, as the case may be, with Thermadyne or such subsidiary; provided that such limitations shall not apply if the contact with the employee or agent is initiated by a third party, not engaged or hired, directly or indirectly, by such Consultant (or with the prior knowledge of such Consultant), on a “blind basis” such as through a head hunter.
     4.4 Company Property. Each Consultant recognizes that all Proprietary Information, however stored or memorialized, and all identification cards, keys, access codes, marketing materials, documents, records and other equipment or property which the Company and Thermadyne provides are the sole property of the Company and Thermadyne and their affiliates, as applicable. Upon termination of this Agreement, each Consultant shall (a) refrain from taking any such property from Thermadyne’s premises, and (b) return any such property in such Consultant’s possession.
SECTION 5
MISCELLANEOUS
     5.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon the earlier of delivery thereof if by hand or upon receipt if sent by mail (registered or certified mail, postage prepaid, return receipt requested) or on the next day (not including a Saturday, Sunday or other day on which banking institutions in the City of New York, New York shall be permitted or required by law or executive order to be closed) after deposit if sent by a recognized overnight delivery service or upon transmission if sent by telecopy or facsimile transmission (with request of assurance of receipt in a manner customary for communication of such type) as follows:
If to the Company:
Razor Holdco Inc.
c/o Irving Place Capital Management,L.P.
277 Park Avenue, 39th Floor
New York, New York 10172

Attention: Joshua Neuman
Facsimile: (212) 551-4541
with a courtesy copy to:
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Attention: David Zeltner and Jane McDonald
Facsimile: (212) 310-8007
If to Consultants:
Michael McLain
1380 West Paces Ferry Road
Suite 2180
Atlanta, Georgia 30327
Facsimile: (404) 968-8101
     With a copy to:
Womble Carlyle Sandridge & Rice PLLC
271 17th Street NW, Suite 2400
Atlanta: Georgia 30363-1017
Attention: Clinton Richardson
Facsimile: (404) 888-7490
     5.2 Governing Law. This Agreement, the rights and obligations of the parties under this Agreement, and any claim or controversy directly or indirectly based upon or arising out of this Agreement (whether based upon contract, tort or any other theory), including all matters of construction, validity and performance, shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to any conflict of laws provision that would require the application of the law of any other jurisdiction.
     5.3 Assignment; Binding Effect. Consultants are not permitted to assign his rights under this Agreement. This Agreement shall be binding upon the Company, Consultants and each of their respective successors and permitted assigns.
     5.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.
     5.5 Headings. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not affect in any way the meaning or interpretation of this Agreement.
     5.6 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and the remaining provisions shall not in any way be affected or impaired thereby.
     5.7 Amendment and Modification. This Agreement may only be amended by a written instrument signed by the Company and Consultants.
     5.8 Waiver of Compliance; Consents. Any failure of the Company, on the one hand, or Consultants, on the other hand, to comply with any obligation, covenant, agreement or condition contained herein may be waived in writing by the Company and Consultants, respectively, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any other failure.
     5.9 Specific Performance. The Consultants agree that irreparable damage would occur in the event that Consultants do not perform their obligations under Section 4 of this Agreement. It is accordingly agreed that the Company shall be entitled to specific performance and injunctive or other equitable relief of the terms hereof. Consultants agree not to raise any objections to the availability of the equitable remedy of specific performance or other equitable relief to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of Consultants.
     5.10 Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes any prior agreement or understanding among or between them with respect to such subject matter including, without limitation, the Subscription Agreement, dated October 4, 2010, among Irving Place Capital Partners III, L.P. and its affiliates and Consultants.
     5.11 No Recourse Against Non-Parties. Notwithstanding anything that may be expressed or implied in this Agreement, the Company and Consultants covenant, agree and acknowledge that this Agreement may only be enforced against the parties hereto. All claims or causes of action (whether in contract, tort or otherwise) arising out of or relating to this Agreement (including the negotiation, execution or performance of this Agreement and any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) may be made only against the parties hereto. No past, present or future officer, director, shareholder, employee, incorporator, member, partner, agent, attorney, representative or Affiliate of any party hereto (including any person negotiating or executing this Agreement on behalf of a party hereto) shall have any liability or obligation with respect to this Agreement or with respect to any claim or cause of action (whether in contract, tort or otherwise) arising out of or relating to this Agreement (including the negotiation, execution or performance of this Agreement and any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement).
     5.12 Consent to Jurisdiction; Service of Process and Venue. The parties to this Agreement agree that jurisdiction and venue in any action brought by any party hereto pursuant to this Agreement shall exclusively lie in any federal or state court located in the State of Delaware. By execution and delivery of this Agreement, the parties hereto irrevocably submit to the jurisdiction of such courts for himself and in respect of his property with respect to such action. The parties hereto irrevocably agree that venue would be proper in such court, and hereby waive any objection that such court is an improper or inconvenient forum for the resolution of such action. The parties further agree that the mailing by certified or registered mail, return receipt requested, of any process required by any such court shall constitute valid and lawful service of process against them, without necessity for service by any other means provided by statute or rule of court.
     5.13 Waiver of Jury Trial. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING BROUGHT TO ENFORCE OR DEFEND ANY RIGHT OR REMEDIES UNDER THIS AGREEMENT OR ANY DOCUMENTS RELATED HERETO.
     5.14 No Third Party Beneficiaries. It is understood and agreed among the parties that this Agreement and the covenants made herein are made expressly and solely for the benefit of the parties hereto, and that no other person, other than Thermadyne, shall be entitled or be deemed to be entitled to any benefits or rights hereunder, nor be authorized or entitled to enforce any rights, claims or remedies hereunder or by reason hereof.
     5.15 Independent Contractor Status. The relationship of Consultants to the Company is that of independent contractor and Consultants shall in no way be considered to be an agent or employee of the Company.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first written above.

COMPANY: RAZOR MERGER SUB INC.
By:	/s/ Douglas Korn
	Name:	Douglas Korn
	Title:	President

Signature Page to Consulting Agreement

CONSULTANTS:
/s/ Michael McLain
Michael McLain

/s/ James Floyd
James Floyd

/s/ Rahul Kapur
Rahul Kapur

/s/ Gary Warren
Gary Warren

/s/John Magliana
John Magliana

Signature Page to Consulting Agreement